EXHIBIT 99.1


                      CALTEX TO SELL ITS 50 PERCENT STAKE IN
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                         NIPPON PETROLEUM REFINING COMPANY
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FOR IMMEDIATE RELEASE:  WEDNESDAY, DECEMBER 6, 1995.
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     TOKYO, Dec. 6  -  Caltex Petroleum Company (Caltex) said today that it has signed a letter of intent to sell its 50 percent interest in Nippon Petroleum Refining Company (NPRC) to its partner, Nippon Oil Company (NOC).
The decision is part of Caltex' long-term strategy to focus its activities on high-growth areas throughout the Pacific Rim. Caltex, jointly owned by Chevron Corporation and Texaco Inc., will continue to grow its other businesses in Japan, including its interest in Koa Oil Company, Limited (KOA), and its oil trading activities.
     Caltex and NOC each currently hold a 50 percent interest in NPRC. Under terms of the letter signed today, Caltex will sell its 50 percent interest to NOC for the sum of 200 billion yen (approximately US$2 billion). NPRC operates refineries in Negishi and Muroran, Japan. NOC is the largest oil company in Japan and markets refined products in the country through more than 10,000 service stations. The parties have agreed to complete the sale by the end of the first quarter of 1996. Caltex is expected to recognize a significant earnings gain upon completion of the transaction.
     "This announcement is significant for both partners and for the shareholders of Caltex," said David Law-Smith, Caltex' Chairman of the Board and Chief Executive Officer. "It begins a new chapter in a successful and profitable partnership which has functioned extremely well over the past 44 years. This transaction will assist Caltex in meeting its overall funding objectives, including providing capital for the many growth opportunities available throughout Asia."
     According to Lloyd Elkins and C. Robert Black, directors on the Caltex Board from Chevron and Texaco respectively, "The sale of Caltex' share of NPRC is a win-win-win arrangement between NOC, Caltex, and Caltex' shareholders, and is an affirmation of the friendly and cooperative relationship between Nippon Oil Company and Caltex." The directors explained that the transaction, when completed, will allow Nippon Oil Company to realize a greater and more efficient integration of its national refining and marketing business; whereas proceeds from the sale will provide Caltex, Chevron and Texaco additional funds for growth opportunities.

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     Law-Smith noted that Caltex' strong relationship with Nippon Oil will continue, and pointed to Caltex' cooperation with NOC in the areas of trading, logistics and in the marketing of bunker and aviation fuels and lubricants.
NOC and Caltex will continue to identify and develop new business ventures in Japan and in other areas of the world.
     As part of this transaction, it is envisioned that NOC and KOA will execute a long-term offtake arrangement covering the sale of certain refined products to NOC. In addition, Caltex will continue to supply NOC certain types of crude oil at previously agreed upon volumes.
     KOA, a Japanese refining company, is owned 50 percent by Caltex and 50 percent by the Japanese public. It operates refineries in Marifu and Osaka, Japan. It also owns substantial interests -- with NPRC and NOC -- in Tokyo Tanker Company, Limited, and Nippon Oil Staging Terminal Company, Limited, the world's largest petroleum receiving terminal.
     Caltex is a crude oil refining and petroleum product marketing company based in Irving, Texas, with operations in 64 countries in the Eastern Hemisphere. Caltex posted 1994 year-end revenues of approximately US$14 billion.
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CONTACTS:
Caltex:       Paul T. Murphy      (214) 830-3707
              Seifu Yigezu        (214) 830-3863

Chevron:      Mike Libbey         (415) 894-4440
              Jan Golon           (212) 424-2130

Texaco:       David Dickson       (914) 253-4128